Exhibit 10.21

October 7, 2014

Mr. Michael Carlet

[*****]

Dear Michael:

We are thrilled to offer you the opportunity to join our team as Chief Financial Officer of Wirepath Home Systems dba SnapAV. We have been impressed with your ability to help companies formulate and execute strategies that drive growth and profitability. We are confident your talent, experience, leadership and commitment to our values – collaboration, passion, curiosity, entrepreneurial, impact, customer-itis, humility, and communication – are ideally-suited to contribute to the continued growth of our company.

Though we are proud of the considerable success we've achieved at SnapAV to-date, we believe our best days are ahead of us. We have many opportunities to grow SnapAV to be a company far bigger than it is today and we are assembling a strong team of executives to vigorously tackle these opportunities. We think you'll play a critical role in our future growth as part of that senior leadership team and sincerely hope that you will join us, along with our partners at General Atlantic, for the journey ahead. We look forward to a long and rewarding association.

This letter summarizes the key points of our offer:

Position: Chief Financial Officer, reporting to the CEO, Craig A. Craze.

Start Date: On or before November 10, 2014.

Compensation: Annual salary of $240,000, payable bi-weekly.

Annual Bonus: Eligibility for an annual bonus, starting Jan 1, 2015, targeted at 30% of your base salary based upon attainment or personal objectives and company performance.

Equity Option: Participation in our management equity incentive program with an opportunity to acquire XXXXX units (0.X%) of the profits interests in the company. Your incentive units will vest in four 25% installments on each of the first four anniversaries of your date of hire.

Sign-on Bonus: One-time bonus of $50,000 paid with first pay check; recoverable if employment is voluntarily terminated by employee within the first year.

Matching 401(k) plan: 50% matching up to 3% of salary.

Severance: In the case of termination without cause, severance pay equal to six months of salary.

Benefits: You will be eligible to participate in the Company's benefit plan that includes 4 weeks of Paid Time Off, life insurance, medical/dental insurance and other benefits in accordance with the plans available to employees.

Employee Discount: Access to all SnapAV products at the published employee discount rate.

Reimbursements: During the term of your employment, you will be reimbursed for any qualifying travel and business related expenses, including cell phone and mileage reimbursement.

Miscellaneous: This letter, together with a separate Non-Competition, Non-Solicitation, and Confidentiality Agreement, constitutes our entire offer regarding the terms and conditions of your employment with the Company and supersedes any prior agreements or promises made to you by anyone (whether verbal or written) regarding the offered terms of employment.

Contingencies: Your employment is contingent on satisfactory proof of your eligibility to work in the United States. You also may be required to undergo and successfully complete a drug screening and/or a background check, including a criminal records check, as a condition of your employment in accordance with applicable law.

If you have any questions or wish to discuss this offer in further detail, please do not hesitate to call me at [*****]

In closing, I am not only thrilled to have you as a key member of my senior leadership team, but am personally committed to your professional success and continued development as a leader.

[*****]

Craig A. Craze

Chief Executive Officer

The provisions of this offer of employment have been read, are understood, and the offer is herewith accepted.

Date:_____________________

Signature:_________________________________________

SnapAV has been ranked in the prestigious Inc. 500 and 5000 lists Five years running, joining the likes of former nominees such as Microsoft, Oracle, QualComm and Domino's.